UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 27, 2006

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)
(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

On January 26, 2006, CFS Bancorp, Inc. (the "Company") reported its results of operations for the fourth quarter and year ended December 31, 2005.

For additional information, reference is made to the Company's press release dated January 26, 2006, which is included as Exhibit 99.1 hereto and is incorporated herein by reference thereto. The press release attached hereto is being furnished to the SEC and shall not be deemed to be "filed" for any purpose except otherwise provided herein.

ITEM 9.01 Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Exhibits

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press release dated January 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: January 27, 2006	By:	/s/ Charles V. Cole
Charles V. Cole
Executive Vice President - Treasurer

THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road ● Munster, Indiana 46321

January 26, 2006
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces Fourth Quarter and Year End 2005 Financial Results

MUNSTER, IN - January 26, 2006 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported net income for the fourth quarter of 2005 of $1.9 million compared to a net loss of $4.7 million reported for the fourth quarter of 2004. Diluted earnings per share were $0.16 for the fourth quarter of 2005 compared to a loss per share of $0.40 for the comparable prior year period. The Company’s net income for the fourth quarter of 2005 was adversely affected by a pre-tax charge of $2.8 million ($1.7 million net of tax or $0.14 per diluted share) to interest expense related to the amortization of the deferred premium on the early extinguishment of debt relating to the Company’s restructuring of Federal Home Loan Bank (FHLB) borrowings that occurred during the fourth quarter of 2004. This pre-tax charge in the fourth quarter of 2005 was largely offset by a $2.4 million ($1.4 million net of tax or $0.12 per diluted share) decrease in interest expense on borrowings as a result of the lower contractual interest rates on the restructured borrowings combined with the reduction in the average balance of borrowings outstanding.

For the year ended December 31, 2005, the Company’s net income was $5.0 million compared to a net loss of $6.6 million for the year ended December 31, 2004. Diluted earnings per share were $0.42 for the year ended December 31, 2005 compared to a loss per share of $0.57 for the year ended December 31, 2004. The Company’s year-end earnings were negatively impacted by a pre-tax charge of $14.4 million ($8.8 million net of tax or $0.73 per diluted share) to interest expense related to the amortization of the deferred premium on the early extinguishment of FHLB debt discussed above. This pre-tax charge during the year ended December 31, 2005 was largely offset by a $12.5 million ($7.6 million net of tax or $0.64 per diluted share) decrease in interest expense on borrowings as a result of the lower contractual interest rates on the restructured borrowings combined with the reduction in the average balance of borrowings outstanding.

Chairman’s Comments

“Our 2005 strategic initiatives focused on increasing earnings, improving the efficiency ratio and reducing non-performing assets. I am very pleased that we were able to deliver on those strategic goals,” said Thomas F. Prisby, Chairman and CEO.

Mr. Prisby continued, “The focus during 2006 now shifts to growth. Our 2006 initiatives focus on growth in our loan originations combined with continued reduction of our non-performing assets and growth in our core deposits, especially community business deposits. We have placed considerable responsibility on our Regional Presidents, Business Bankers and retail network to generate this growth by creating new customer relationships while retaining and expanding the relationships we currently

CFS Bancorp, Inc. - Page 2 of 10

have. We look forward to the challenges we have ahead of us this year as we continue towards our goal of becoming a high-performing community bank.”

Net Interest Margin

The Company’s net interest margin was 2.91% for the fourth quarter of 2005 compared to 2.06% for the fourth quarter of 2004. The weighted average yield on the Company’s interest-earning assets improved to 6.12% for the fourth quarter 2005, a 102 basis point increase from the comparable 2004 period. The increase in the weighted average yield was primarily the result of the upward repricing of adjustable-rate loans reflecting higher market rates of interest coupled with the Company’s active management of its securities portfolio. At December 31, 2005, the Company’s $917.4 million net loan portfolio included $251.9 million of variable-rate loans indexed to the Wall Street Journal Prime lending rate and another $410.5 million of variable-rate loans tied to other indices. Mitigating the positive impact of the increase in the weighted average yield of interest-earning assets on interest income, the Company’s average balance of interest-earning assets decreased 11.3% for the fourth quarter of 2005 compared to the fourth quarter of 2004 primarily as a result of the Company’s decision to deleverage its balance sheet through the repayment of borrowings prompted by the relatively flat yield curve that existed throughout 2005.

The Company’s weighted average cost of interest-bearing liabilities was 3.67% for the fourth quarter of 2005 compared to 3.42% for the fourth quarter of 2004. The weighted average cost of the Company’s interest-bearing deposits was 2.07% for the fourth quarter of 2005 compared to 1.48% for the fourth quarter of 2004. The increase in the cost of deposits was primarily the result of increased interest rates on promotional checking and money market deposits and the upward repricing of certificates of deposit as a result of higher market rates of interest existing during the fourth quarter of 2005.

Also contributing to the increase in the cost of interest-bearing liabilities was the $2.8 million premium amortization expense recognized during the fourth quarter of 2005. The premium amortization adversely impacted the Company’s net interest margin by 94 basis points for the fourth quarter of 2005. The Company’s interest expense on borrowings for the fourth quarters of 2005 and 2004 are detailed in the table below.

	Three Months Ended December 31,
	2005	2004	$ change	% change
	(Dollars in thousands)
Interest expense on borrowings at contractual rates	$2,777	$5,141	$(2,364)	(46.0)%
Amortization of deferred premium	2,800	2,052	748	36.5
Total interest expense on borrowings	$5,577	$7,193	$(1,616)	(22.5)%

The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $2.6 million, $2.6 million, $2.5 million and $2.0 million before taxes in the quarters ending March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, respectively.

Non-Interest Income

The Company’s fourth quarter of 2005 non-interest income was $2.7 million compared to $2.9 million for the fourth quarter of 2004. This decrease was primarily a result of a decrease in service

CFS Bancorp, Inc. - Page 3 of 10

charges and other fees and commission income during the fourth quarter of 2005 compared to the fourth quarter of 2004. The Company’s non-interest income for the fourth quarter of 2004 also included a $220,000 gain on the sale of rental real estate. The Company incurred a net loss of $125,000 on the sale of available-for-sale investment securities during the fourth quarter of 2005 compared to a net loss of $290,000 during the fourth quarter of 2004.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2005 was $8.6 million, a decrease of $9.4 million from the comparable period in 2004. The decrease was primarily the result of $9.8 million of prepayment penalties that were incurred during the fourth quarter of 2004. The Company’s non-interest expense for the fourth quarter of 2005 was mainly impacted by an additional $248,000 of compensation and employee benefits expense resulting from increased pension expense and medical expense of $220,000 and $100,000, respectively.

The Company’s efficiency ratio for the fourth quarter of 2005 was 76% compared to 185% for the fourth quarter of 2004. The Company’s core efficiency ratio was 60% for the fourth quarter of 2005 compared to 69% for the fourth quarter of 2004. The improvement in the efficiency ratio for the fourth quarter of 2005 from the comparable prior year period primarily was the result of the absence in the 2005 period of the $9.8 million prepayment penalty recognized during the fourth quarter of 2004 coupled with the increase in net interest income during the fourth quarter of 2005. The improvement in the core efficiency ratio was a result of increased core revenues for the fourth quarter of 2005 when compared to the fourth quarter of 2004. The calculations of the efficiency ratio and the core efficiency ratio are presented on page 10 of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency. The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income before the provision for losses on loans. Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets. Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance. The core efficiency ratio is different from the GAAP-based efficiency ratio presented in the last table on page 10 of this press release. The GAAP-based measure is calculated using non-interest expense, net interest income before the provision for losses on loans and non-interest income as presented on the Consolidated Statements of Income.

The Company’s core efficiency ratio is calculated as non-interest expense, excluding any prepayment penalties incurred as a result of the early extinguishment of debt, divided by the sum of net interest income before the provision for losses on loans, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets and other-than-temporary impairments. Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance. The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry. Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance and better reflects the Company’s core operating activities.

CFS Bancorp, Inc. -  Page 4 of 10

The risks associated with utilizing operating measures (such as the efficiency ratio) are that different persons might disagree as to the appropriateness of items comprising these measures and that other companies might calculate these measures differently. Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio. These disclosures should not be considered as an alternative to GAAP.

Income Taxes

The Company’s income tax expense for the fourth quarter of 2005 was $591,000 compared to an income tax benefit of $3.7 million for the comparable period in 2004. The increase in tax expense was mainly a result of pre-tax earnings in the 2005 period compared to a loss for the same period in 2004. Permanent tax differences, primarily related to the Company’s investment in Bank-owned life insurance, and the application of available tax credits continue to have a favorable impact on income tax expense.

Asset Quality

The Company’s provision for losses on loans was $268,000 for the fourth quarter of 2005 compared to $56,000 for the comparable 2004 period. The Company’s net charge-offs through the allowance for losses on loans for the fourth quarter of 2005 were $1.0 million, a decrease from $3.2 million for the same period in 2004.

The Company sold two commercial real estate loans to a third-party during the fourth quarter of 2005. Both loans were secured by hotels and totaled $7.9 million in the aggregate. In conjunction with the sale of these loans, the Company recorded related charge-offs through the allowance for losses on loans of $877,000 in the aggregate.

At December 31, 2005, the Company had eight impaired loans totaling $22.2 million with an impairment allocation related to these loans of $5.8 million. At September 30, 2005, the Company had nine impaired loans totaling $27.2 million with an impairment allocation related to these loans of $6.9 million. The decrease in impaired loans and the related impairment allocations from September 30, 2005 was primarily the result of the loan sale discussed above. One of the sold loans totaled $4.5 million and had an impairment allocation of $1.5 million at September 30, 2005.

The Company’s non-performing assets totaled $21.6 million at December 31, 2005 compared to $29.3 million at September 30, 2005 and $28.2 million at December 31, 2004. The Company’s non-performing assets decreased primarily as a result of two previously non-performing commercial real estate loans totaling $3.2 million returning to accrual status and the repayment of two non-accrual commercial real estate loans totaling $2.2 million during the fourth quarter of 2005.

The Company’s allowance for losses on loans was $12.9 million at December 31, 2005 and $13.4 million at December 31, 2004. The ratio of the allowance for losses on loans to total loans was 1.41% and 1.35% at December 31, 2005 and December 31, 2004, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that at December 31, 2005, the allowance for losses on loans was adequate.

CFS Bancorp, Inc. - Page 5 of 10

Balance Sheet

At December 31, 2005, the Company’s net loans receivable totaled $904.5 million compared to $974.7 million at December 31, 2004. The Company originated over $52.0 million in new loans and lines of credit during the fourth quarter of 2005 and over $220.0 million for the year ended December 31, 2005. In addition, total fundings during the year ended 2005 exceeded $240.0 million and total loan purchases exceeded $90.0 million. However, these increases were more than offset by loan repayments and loans sold. At December 31, 2005, the Company had commitments to originate commercial and retail loans and lines of credit totaling $29.2 million and commitments to fund unused construction loans and lines of credit totaling $154.6 million.

Total deposits were $828.6 million at December 31, 2005 compared to $863.2 million at December 31, 2004. The decrease was caused by a $24.8 million reduction in core deposits and a $9.7 million decrease in certificates of deposit during the year ended December 31, 2005. The decrease in core deposits was primarily the result of disintermediation of the Company’s money market and savings deposit accounts as depositors sought higher-yielding products. The decrease in certificates of deposit was primarily due to the managed runoff of certificates during the first two quarters of 2005.

The Company’s borrowed money totaled $257.3 million at December 31, 2005 compared to $286.6 million at December 31, 2004. The Company’s borrowed money at December 31, 2005 consisted primarily of $272.6 million of contractually outstanding FHLB borrowings which were reduced by $15.8 million of unamortized premium related to the early extinguishment of FHLB debt. At December 31, 2004, the Company’s contractually outstanding FHLB borrowings totaled $316.8 million and were reduced by $30.2 million of unamortized premium.

Stockholders’ equity at December 31, 2005 was $142.4 million compared to $147.9 million at December 31, 2004. The decrease during the year ended December 31, 2005 was primarily due to:

•	cash dividends declared during 2005 totaling $5.5 million;
•	repurchases of shares of the Company’s common stock during 2005 totaling $7.3 million; and
•	increases in accumulated other comprehensive losses of $1.1 million.

The following increases in stockholders’ equity during the year ended December 31, 2005 partially offset the aforementioned decreases:

•	net income of $5.0 million;
•	shares committed to be released under the Company’s Employee Stock Ownership Plan totaling $1.6 million; and
•	proceeds from stock option exercises totaling $1.5 million.

During the year ended December 31, 2005, the Company repurchased 524,174 shares of its common stock at an average price of $13.84 per share pursuant to the share repurchase program announced in March 2003. At December 31, 2005, the Company had 655,982 shares remaining to be repurchased under its current share repurchase program. Since its initial public offering, the Company has repurchased an aggregate of 12,116,790 shares of its common stock at an average price of $11.84 per share.

CFS Bancorp, Inc. - Page 6 of 10

    The regulatory capital ratios of the Bank continued to exceed regulatory requirements. At December 31, 2005, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank. Citizens Financial Bank provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

# # #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding business and banking strategies, the interest rate environment, asset yields and cost of funds, net interest income, loan and deposit levels, net interest margin, allowance for losses on loans and impairment allocations, income levels, levels of non-performing assets, expected effect of amortization of deferred premium on the FHLB debt, earning trends and impact of tax credits and permanent tax differences. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

EARNINGS HIGHLIGHTS AND		Three Months Ended		Year Ended
PERFORMANCE RATIOS (1)		December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Net income (loss)		$1,852	$(4,683)	$5,017	$(6,577)
Basic earnings (loss) per share		0.16	(0.40)	0.43	(0.57)
Diluted earnings (loss) per share		0.16	(0.40)	0.42	(0.57)
Cash dividends declared per share		0.12	0.11	0.48	0.44
Return on average assets		0.59%	(1.32)%	0.39%	(0.44)%
Return on average equity		5.12	(11.95)	3.45	(4.19)
Average yield on interest-earning assets		6.12	5.10	5.76	4.89
Average cost on interest-bearing liabilities		3.67	3.42	3.73	3.08
Interest rate spread		2.45	1.68	2.03	1.81
Net interest margin		2.91	2.06	2.48	2.13
Non-interest expense to average assets		2.73	5.11	2.62	3.14
Efficiency ratio (2)		76.13	185.15	81.16	111.74
Market price per share of common stock
for the period ended:	Closing	$14.30	$14.27	$14.30	$14.27
	High	14.34	14.85	14.37	15.16
	Low	13.15	13.54	13.02	12.90

STATEMENT OF CONDITION HIGHLIGHTS AND PERFORMANCE RATIOS			December 31, 2005	September 30, 2005	December 31, 2004

Total assets			$1,242,888	$1,260,189	$1,314,714
Loans receivable, net of unearned fees			917,405	943,761	988,085
Total deposits			828,635	824,991	863,178
Total stockholders' equity			142,367	143,715	147,911
Book value per common share			11.86	11.84	11.94
Non-performing loans			21,041	28,702	27,675
Non-performing assets			21,581	29,329	28,200
Allowance for losses on loans			12,939	13,711	13,353
Non-performing loans to total loans			2.29%	3.04%	2.80%
Non-performing assets to total assets			1.74	2.33	2.14
Allowance for losses on loans
to non-performing loans			61.49	47.77	48.25
Allowance for losses on loans to total loans			1.41	1.45	1.35
Average equity to average assets (3)			11.43	11.45	11.05
Average interest-earning assets
to average interest-bearing liabilities (3)			114.41	113.53	112.34
Average full-time equivalent (FTE) employees			347	336	327
Branches and offices			22	22	24

		Three Months Ended		Year Ended
AVERAGE BALANCE DATA		December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Total assets		$1,255,116	$1,410,000	$1,279,364	$1,483,224
Loans receivable, net of unearned fees		929,633	1,005,232	960,486	998,706
Total interest-earning assets		1,183,476	1,333,616	1,205,203	1,409,578
Total liabilities		1,111,621	1,254,134	1,133,748	1,326,277
Total deposits		822,529	854,455	831,396	898,154
Interest-bearing deposits		763,087	806,715	777,551	853,789
Total interest-bearing liabilities		1,034,395	1,187,090	1,062,450	1,263,136
Stockholders' equity		143,495	155,866	145,616	156,947
(1) Ratios are annualized where appropriate.
(2) See calculations on page 10.
(3) Ratios calculated on average balances for the three month periods presented.

CFS Bancorp, Inc. - Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Interest income:
Loans	$15,984	$14,522	$60,880	$56,910
Securities	2,040	2,046	7,388	10,029
Other	227	533	1,196	2,047
Total interest income	18,251	17,101	69,464	68,986

Interest expense:
Deposits	3,980	3,002	13,686	12,841
Borrowed money	5,577	7,193	25,917	26,059
Total interest expense	9,557	10,195	39,603	38,900
Net interest income before provision for losses on loans	8,694	6,906	29,861	30,086
Provision for losses on loans	268	56	1,580	8,885
Net interest income after provision for losses on loans	8,426	6,850	28,281	21,201

Non-interest income:
Service charges and other fees	1,789	2,049	7,381	7,523
Commission income	95	139	523	666
Net realized gains (losses) on sales of securities	(125)	(290)	(238)	719
Impairment of available-for-sale securities	-	(90)	(240)	(1,018)
Net gains (losses) on sales of assets	(15)	226	354	225
Income from Bank-owned life insurance	391	361	1,529	1,439
Other income	530	473	2,088	2,056
Total non-interest income	2,665	2,868	11,397	11,610

Non-interest expense:
Compensation and employee benefits	4,847	4,599	18,598	19,834
Net occupancy expense	624	681	2,679	2,440
Professional fees	470	377	1,698	2,797
Data processing	691	617	2,689	2,713
Furniture and equipment expense	294	436	1,582	1,612
Marketing	346	248	986	1,060
Prepayment penalties	-	9,813	-	10,298
Other general and administrative expenses	1,376	1,326	5,253	5,838
Total non-interest expense	8,648	18,097	33,485	46,592

Income (loss) before income taxes	2,443	(8,379)	6,193	(13,781)
Income tax expense (benefit)	591	(3,696)	1,176	(7,204)

Net income (loss)	$1,852	$(4,683)	$5,017	$(6,577)

Per share data:
Basic earnings (loss) per share	$0.16	$(0.40)	$0.43	$(0.57)
Diluted earnings (loss) per share	$0.16	$(0.40)	$0.42	$(0.57)
Cash dividends declared per share	$0.12	$0.11	$0.48	$0.44

Weighted-average shares outstanding	11,597,263	11,731,618	11,728,073	11,599,996
Weighted-average diluted shares outstanding	11,821,167	11,990,902	11,965,014	11,897,494

CFS Bancorp, Inc. - Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	December 31, 2005	December 31, 2004

ASSETS
Cash and amounts due from depository institutions	$17,600	$16,878
Interest-bearing deposits	1,785	11,217
Federal funds sold	4,792	9,999
Cash and cash equivalents	24,177	38,094

Securities, available-for-sale	218,550	202,219
Investment in Federal Home Loan Bank stock, at cost	28,252	27,665
Loans receivable, net of unearned fees	917,405	988,085
Allowance for losses on loans	(12,939)	(13,353)
Net loans	904,466	974,732
Accrued interest receivable	6,142	5,456
Other real estate owned	540	525
Office properties and equipment	15,017	15,511
Investment in Bank-owned life insurance	34,889	33,362
Prepaid expenses and other assets	10,855	17,150
Total assets	$1,242,888	$1,314,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$828,635	$863,178
Borrowed money	257,326	286,611
Advance payments by borrowers for taxes and insurance	6,641	8,177
Other liabilities	7,919	8,837
Total liabilities	1,100,521	1,166,803

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued as of December 31, 2005 and December 31, 2004;
12,005,431 and 12,385,322 shares outstanding as of December 31, 2005
and December 31, 2004, respectively	234	234
Additional paid-in capital	190,402	189,991
Retained earnings, substantially restricted	94,379	94,904
Treasury stock, at cost; 11,417,875 and 11,037,984 shares
as of December 31, 2005 and December 31, 2004, respectively	(136,229)	(130,689)
Unallocated common stock held by Employee Stock Ownership Plan	(4,762)	(5,959)
Unearned common stock acquired by the Recognition and Retention Plan	(111)	(148)
Accumulated other comprehensive loss, net of tax	(1,546)	(422)
Total stockholders' equity	142,367	147,911

Total liabilities and stockholders' equity	$1,242,888	$1,314,714

CFS Bancorp, Inc. - Page 10 of 10

CFS BANCORP, INC.
Efficieny Ratio (Unaudited)
(Dollars in thousands)

	Three Months Ended		Year Ended
Efficiency Ratio	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Non-interest expense	$8,648	$18,097	$33,485	$46,592
Net interest income before the provision for
losses on loans plus non-interest income	$11,359	$9,774	$41,258	$41,696

Efficiency ratio	76.13%	185.15%	81.16%	111.74%

Non-interest expense	$8,648	$18,097	$33,485	$46,592
Adjustment for the prepayment penalty on
the early extinguishment of debt	-	(9,813)	-	(10,298)
Non-interest expense - as adjusted	8,648	8,284	33,485	36,294

Net interest income before the provision for
losses on loans plus non-interest income	$11,359	$9,774	$41,258	$41,696
Adjustments:
Net (gain) loss on securities	125	290	238	(719)
Impairment of available-for-sale securities	-	90	240	1,018
Net (gain) loss on asset sales	15	(226)	(354)	(225)
Amortization of deferred premium	2,800	2,052	14,381	2,052
Net interest income before the provision
for losses on loans plus non-interest
income - as adjusted	$14,299	$11,980	$55,763	$43,822

Core efficiency ratio	60.48%	69.15%	60.05%	82.82%